Exhibit 3.1

AMENDMENT TO THE

AMENDED AND RESTATED

BY-LAWS

OF

ZEP INC.

The Amended and Restated By-Laws (the “By-Laws”) of Zep Inc. (the “Corporation”) are hereby amended by deleting the first sentence of Article IX thereof and replacing it with the following new sentence:

“Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.”